Exhibit 99.1

News Release
Boeing Corporate Offices 100 North Riverside Chicago, IL 60540 www.boeing.com

Boeing Senior Vice President Denson-Low Announces Retirement

•	Sands elected to lead Office of Internal Governance

•	Verbeck appointed corporate controller; Caret to become chief financial officer of Defense, Space & Security business

CHICAGO, Feb. 28, 2014 – Boeing Senior Vice President Wanda Denson-Low has announced her plans to retire from the company June 2 after serving on the company’s executive council and leading the Office of Internal Governance for the past seven years.
Diana L. Sands, vice president, Finance, and corporate controller, has been elected to replace Denson-Low as senior vice president, Office of Internal Governance, effective April 1. Leadership of the Office of Internal Governance includes responsibility for the advancement and effective implementation of the company's internal governance policies and plans, as well as management oversight for Corporate Audit; Ethics and Business Conduct, and Global Trade Controls. She will also have responsibility for all other related regulatory and compliance matters and will serve on the company’s executive council, reporting to Boeing Chairman and CEO Jim McNerney.
Robert E. Verbeck, vice president and chief financial officer of Boeing Defense, Space & Security, has been appointed vice president, Finance, and corporate controller, replacing Sands, also effective April 1. Leanne Caret will replace Verbeck as vice president and chief financial officer for Defense, Space & Security, where she is now vice president and general manager, Vertical Lift. Both will report to Boeing Executive Vice President and Chief Financial Officer Greg Smith.

Denson-Low, 57, also served in senior legal and human resources leadership positions during her 30-year career in aerospace. She was vice president and general counsel for Hughes Space and Communications when it was acquired by Boeing in 2000.
“As a result of Wanda’s leadership, we have a stronger, more disciplined and relevant ethics and compliance program with robust practices in global trade controls, audit and compliance risk management,” said McNerney, noting that during her tenure, the company successfully closed out a number of past issues. “The enterprise-wide ethics program she advanced continues to shape our open culture of employee engagement tied to strong business performance,” he added.
Sands, 48, was appointed controller in 2012. She previously led Boeing investor relations and financial planning and analysis and held key company positions in corporate treasury and other finance areas. She joined Boeing in 2001 from General Motors and has worked in finance at Ameritech, Helene Curtis and Arthur Andersen. She will continue to be based in Chicago.
“Diana is a highly effective leader with a demonstrated track record of driving business performance while improving controls, compliance and transparency throughout the enterprise,” McNerney said. “She brings in-depth knowledge of Boeing, a diverse set of experiences and strong business skills to her new role.”
Verbeck, 55, was appointed CFO of Defense, Space & Security in 2011 after holding senior leadership roles at each of its operating units. As corporate controller based in Chicago, he will lead the company’s accounting function and be responsible for ensuring Boeing’s financial disclosures and regulatory compliance are timely, transparent and efficient. He will also be a corporate officer and the company’s principal interface with the board of directors’ audit committee.
Caret, 47, moves to her new role in St. Louis from Philadelphia, where she was responsible for business growth and program execution on the company’s portfolio of cargo, tilt-rotor and attack rotorcraft. She spent nearly a decade in finance before progressing through senior program management roles on military aircraft programs. As Defense, Space & Security CFO, she will be responsible for all financial activities, including planning and analysis, accounting, estimating, contracts and pricing, rate forecasting, procurement financial analysis, financial operations and earned value management compliance.

Contact:

John Dern
Boeing Corporate Offices
Office: 312-544-2002
john.dern@boeing.com